Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares, the American Depositary Shares and the articles of association, or bylaws, of GENFIT S.A. (“Genfit” or the “Company”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s bylaws, which are incorporated by reference as Exhibit 1.2 of the Company’s Annual Report on Form 20-F to which this description is also an exhibit. The Company encourages you to read the Company’s bylaws carefully.

As of December 31, 2019, GENFIT S.A. had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, nominal value €0.25 per share*	*	The Nasdaq Global Select Market*
American Depositary Shares, each representing one ordinary share, nominal value €0.25 per share	GNFT	The Nasdaq Global Select Market

* Not for trading, but only in connection with the registration of the American Depositary Shares.

I.ORDINARY SHARES

The Company is a société anonyme organized under the laws of France and registered at the Register of Commerce and Companies of Lille Métropole (Registre du commerce et des sociétés) under the number 424 341 907.

As of December 31, 2019, the Company’s outstanding share capital consisted of a total of 38,858,617 issued ordinary shares, fully paid and with a nominal value of €0.25 per share.

Key Provisions of Our Bylaws and French Law Affecting Our Ordinary Shares

The description below reflects the terms of our bylaws and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full text of our bylaws, a copy of which has been filed as Exhibit 1.2 of the annual report on Form 20-F of which this description is also an exhibit.

Corporate Purpose (Article 4 of the Bylaws)

Our corporate purpose in France and abroad includes the research concerning the production and sale, at different stages of development, of biological molecules and all other activities regardless of what they may be, linked to the pharmaceutical industry, and more generally, to carry out all commercial, industrial, financial, securities or real estate transactions and operations linked directly or indirectly to its activity or capable of its facilitation.

Directors (Articles 14-25 of the Bylaws)

Duties of the Board.  Our board of directors determines the orientations of the company’s activity and ensures their implementation. Subject to the powers expressly assigned to the general meetings, and within the limits of the corporate purpose of our company, it shall deal with all issues pertaining to the proper functioning of the company and settle by its decisions our company’s business. In relation to third parties, the company will be committed even by the actions of the board of directors which do not fall within the scope of our company’s purpose, unless it proves that the third parties knew that the action fell outside the limits of said purpose or that they could not be unaware thereof given the circumstances.

Appointment and Term.  Our board of directors must be composed of at least three members, but may not exceed 15 members, subject to the dispensation established by law in the event of merger, in which case the number may be increased to 24. In appointing and electing directors, we seek a balanced representation of women and men. The term of a director is 5 years, and directors may be re-elected at our annual ordinary shareholders meetings; however, a director over the age of 75 may not be appointed if such appointment would result in the number of directors over the age of 75 constituting more than one-third of the board. The number of directors who are also our employees cannot exceed one-third of the board. Directors may be natural persons or legal entities except for the chairman of the board who must be a natural person. Legal entities appointed to the board must designate a permanent representative. If a director dies or resigns between annual meetings, the board may appoint a temporary director to fill the vacancy, subject to ratification at the next ordinary general meeting, or, if such vacancy results in a number of directors below three, the board must call an ordinary general meeting to fill the vacancy.

Organization.  The board of directors must elect a chairman from among the board members. The chairman must be a natural person, age 80 or younger, and may be removed by the board at any time. The board may also elect a natural person as deputy chairman who will fulfill the functions of the Chairman in his absence and may designate one or more non-voting board observers, whether companies or individuals, shareholders or not.

Deliberations.  At least half of the number of directors in office must be present to constitute a quorum. Decisions are made by a majority of the directors present or represented and, if there is a tie, the vote of the chairman will carry the decision. Meetings may be held as often as required; however, the chairman is required to call a meeting with a determined agenda upon the request of at least one-third of the directors if the board has not met for more than two months. French law and our charter and bylaws allow directors to attend meetings in person or, to the extent permitted by applicable law and with specified exceptions in our bylaws, by videoconference or other telecommunications means allowing them to be identified and ensuring an effective participation in accordance with applicable laws and regulations.

Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director is Materially Interested.  Under French law, any agreement entered into, directly or through an intermediary, between us and any director that is not entered into in the ordinary course of our business and upon standard market terms is subject to the prior authorization of the board of directors. The interested director cannot vote on such decision. All agreements entered into between our company and one of our director, our chief executive officer, one of its deputy chief executive officer, an observer or a shareholder that holds over 10% of the voting rights, or further, if a legal person, a controlling company within the meaning of article L.233-3 of the French Commercial Code holding over 10% of the voting rights, must be subject to prior authorization from the board of directors. The chairman will in turn gives notice to our statutory auditors of all authorized regulated agreements and submits them to the general meeting for approval.

Directors’ Compensation.  Director compensation for attendance at board meetings (jetons de présence) is determined at the annual ordinary general meeting. Independent directors have a right to a fixed amount of compensation for their duties as director and, if applicable, as member or chair of one or more board committees and to a variable amount of compensation depending on their actual participation at board meetings and, if applicable, committee meetings.

Board of Directors’ Borrowing Powers.  Subject to any limitation set up by the general meeting of shareholders, there are currently no limits imposed on the amounts of loans or borrowings that the board of directors may approve.

Directors’ Share Ownership Requirements.  Our directors are not required to own any of our shares.

Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 12, 32, 40 and 41 of the Bylaws)

Dividends.    We may only distribute dividends out of our distributable profits, plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable Profits” consist of our statutory net profit in each fiscal year, calculated in accordance with accounting standards applicable in France, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to applicable French laws and regulations.

Legal Reserve.  Pursuant to French law, we must allocate 5% of our statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate par value of the issued and outstanding share capital. However, it is resumed when for any particular cause the reserve drops below 10%.

Approval of Dividends.  Pursuant to French law, our board of directors may propose a dividend for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when our net assets are or would become as a result of such distribution lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders.

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Pursuant to French legislation, if a dividend is declared we may be required to pay a dividend tax in an amount equal to 3% of the aggregate dividend paid by us. However, the European Court of Justice, or ECJ, has ruled that the 3% dividend tax may not be applied to redistribution of dividends we receive from our subsidiaries established in another Member State of the EU, in that it creates double taxation of profits made within the EU as prohibited by Article 9 of the Parent-Subsidiary directive (ECJ, 1st ch. May 17, 2017, case C-365/16 AFEP).

Distribution of Dividends.    Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Shareholders may be granted an option to receive dividends in cash or in shares, in accordance with legal conditions. The conditions for payment of dividends in cash shall be set at the shareholders’ meeting or, failing this, by the board of directors.

Timing of Payment.    Pursuant to French law, dividends must be paid within a maximum of nine months after the close of the relevant fiscal year, unless extended by court order. Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Voting Rights.    Each share shall entitle its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our bylaws. Ownership of one share implies, ipso jure, adherence to our bylaws and the decisions of the shareholders’ meeting.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. Pursuant to our bylaws, however, a double voting right is attached to each registered share which is held in the name of the same shareholder for at least two years.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and do not count for quorum purposes.

Rights to Share in Our Profit.    Each share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation.    If we are liquidated, any assets remaining after payment of the debts, liquidation expenses and all of the remaining obligations will first be used to repay in full the par value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the number of shares respectively held by them, taking into account, where applicable, of the rights attached to shares of different classes.

Repurchase and Redemption of Shares.    Under French law, we may acquire our own shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made for one of the following purposes:

•

to decrease our share capital, provided that such a decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at an extraordinary general meeting; in this case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•	to meet obligations arising from debt securities that are exchangeable into equity instruments;
•

to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

•

we benefit from a simple exemption when the acquisition is made under a liquidity contract complying with the general regulations of, and the market practice accepted by the French Financial Markets Authority (AMF).

All other purposes, and especially share buy-backs made for external growth operations in pursuance of Article L.225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulation and insider dealing rules.

Under MAR and in accordance with the General Regulations of the AMF (Réglement Général de l’AMF), a corporation shall report to the competent authority of the trading value on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions.    Our bylaws do not provide for any sinking fund provisions.

Liability to Further Capital Calls.    Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages.    Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater than or equal to 2% or a multiple of this percentage, must inform us of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds. This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.

In addition, any shareholder required the above information shall inform us of its objectives it intends pursuing over the following 12 months, when the thresholds are crossed, either upwards or downwards, of a tenth, a fifth, or third of the capital or voting rights, including notably whether it acts alone or in concert, it intends to continue acquiring our shares, it intends to acquire or transfer control of the company, its intended management strategy for the company.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to make the declaration was recorded and if one or more shareholders holding at least 5% of the capital request it, their request being recorded in the minutes of the General Meeting.

These requirements apply without prejudice to requirements described below under the sections titled “Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)” and “Form, Holding and Transfer of Shares (Articles 13 and 15 of the Bylaws)—Ownership of Shares by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. However, the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our bylaws. It may not, however, increase shareholder commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founder’s warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings (Part V of the Bylaws)

Access to, Participation in and Voting Rights at Shareholders’ Meetings.    The right to participate in shareholders’ general meetings is defined and justified in accordance with the provisions of article R.225-85 of the French Commercial Code. For the calculation of the quorum and the majority, the shareholders participating, as the case may be, to the shareholders’ general meetings by proxy, by postal ballot, by videoconference or by any other means of telecommunication or remote data transmission are deemed present, in accordance with applicable French laws and regulations. Each of our shareholders may vote by postal ballot or by proxy (including by electronic means) in accordance with applicable legislation, and notably by means of a form filled in and sent to our company in the conditions set by applicable French laws and by regulations. Any shareholder may also participate in and vote at meetings by videoconference or any other means of telecommunication or electronic transmission (including by the transmission of an electronic voting form or a proxy form) allowing him/her to be identified, under the conditions and in accordance with the procedures stipulated in the legal and regulatory provisions in force. The decision of the board of directors to use telecommunication facilities or videoconferencing will be published in the meeting notice and the notice of summons.

Participation in shareholders’ general meetings, in any form whatsoever, is subject to registration of shares under the conditions and time limits provided for applicable French laws and regulations.

The final date for returning voting ballots by correspondence is set by the board of directors and disclosed in the notice of meeting published in the French Journal of Mandatory Statutory Notices, or BALO (Bulletin des Annonces Légales Obligatoires). This date cannot be earlier than three days prior to the meeting.

A shareholder who has voted by correspondence will no longer be able to participate directly in the meeting or to be represented. In the case of returning the proxy form and the voting by correspondence form, the proxy form is taken into account, subject to the votes cast in the voting by correspondence form.

A shareholder may be represented at meetings by any individual or legal entity by means of a proxy form which we send to such shareholder either at the shareholder’s request or at our initiative. A shareholder’s request for a proxy form must be received at the registered office at least five days before the date of the meeting. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of fifteen days.

A shareholder may vote by correspondence by means of a voting form, which we send to such shareholder either at the shareholder’s request or at our initiative, or which we include in an appendix to a proxy voting form under the conditions provided for by current laws and requirements. A shareholder’s request for a voting form must be received at the registered office at least six days before the date of the meeting. The voting form is also available on our website at least 21 days before the date of the meeting. The voting form must be recorded by us three days prior to the shareholders’ meeting, in order to be taken into consideration. The voting by correspondence form addressed by a shareholder is only valid for a single meeting or for successive meetings convened with the same agenda.

Notice of Annual Shareholders’ Meetings.    Shareholders’ meetings are convened by our board of directors, or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances. Meetings are held at our registered offices or at any other location indicated in the convening notice (avis de convocation). A meeting announcement (avis de réunion) is published in the BALO at least 35 days prior to a meeting, as well as on our website at least 21 days prior to the meeting. In addition to the particulars relative to the company, it indicates, notably, the meeting’s agenda and the draft resolutions that will be presented. The requests for recording of issues or draft resolutions on the agenda must be addressed to the company under the conditions provided for in the current legislation.

Subject to special legal provisions, the convening notice is sent out at least 15 days prior to the date of the meeting, by means of a notice inserted both in a legal announcement bulletin of the registered office department and in the BALO. Further, the holders of registered shares for at least a month at the time of the insertion of the convening notice shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice may also be transmitted by electronic means of telecommunication, in lieu of any such mailing, to any shareholder after obtaining their agreement by post or by electronic means in accordance with legal and regulatory requirements. The latter may expressly request by post or by electronic means to the Company at least 35 days prior to the date of the insertion of the convening notice in a legal announcement bulletin and in the BALO that the aforementioned means of telecommunication should be replaced in the future by a mailing.

The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings.    The agenda of the shareholders’ meeting shall appear in the convening notice of the meeting and is set by the author of the notice. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors which may be put to vote by any shareholder during any shareholders’ meeting. Pursuant to French law and our current share capital, one or more shareholders representing 5% of our share capital may request the inclusion of items or proposed resolutions on the agenda. Such request must be received at the latest on the 25th day preceding the date of the shareholders’ meeting, and in any event no later than the 20th day following the date of the shareholders’ meeting announcement.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a director elected for this purpose. Failing that, the meeting itself shall elect a Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting.    Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not amend our bylaws. An ordinary meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission in accordance with the applicable laws and regulations, represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, or represented by proxy, or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission. Abstentions will have the same effect of a “no” vote. In addition, pursuant to the AMF recommendation applicable from June 15, 2015, French listed companies may be required to conduct a consultation of the ordinary shareholders’ meeting prior to the disposal of the majority of their assets, under certain circumstances.

Extraordinary Shareholders’ Meeting.    Our bylaws may only be amended by approval at an extraordinary shareholders’ meeting. Our bylaws may not, however, be amended to increase shareholder commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by correspondence, by videoconference or by means of telecommunication or electronic transmission represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority of the votes held by the shareholders present, represented by proxy, or voting by correspondence, by videoconference or electronic transmission. Abstentions will have the same effect of a “no” vote.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of Our Company

Provisions contained in our bylaws and French corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. These provisions include the following:

•

under French law, the owner of 95% of voting rights of a public company listed on a regulated market in a Member State of the European Union or in a state party to the EEA Agreement, including from the main French Stock Exchange, has the right to force out minority shareholders following a tender offer made to all shareholders;

•

under French law, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications, etc.;

•

a merger (i.e., in a French law context, a share for share exchange following which our company would be dissolved into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the European Union would require the approval of our board of directors as well as a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	a merger of our company into a company incorporated outside of the European Union would require 100% of our shareholders to approve it;
•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;
•

our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities, such as warrants, to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•

our shareholders have preferential subscription rights on a pro rata basis on the issuance by us of any additional securities for cash or a set-off of cash debts, which rights may only be waived by the extraordinary general meeting (by a two-thirds majority vote) of our shareholders or on an individual basis by each shareholder;
•

our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•

our board of directors can be convened by our chairman, including upon request from our managing director, if any, or, when no board meeting has been held for more than two consecutive months, from directors representing at least one third of the total number of directors;

•

our board of directors meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board’s decisions;

•	our shares are registered or bearer, if the legislation so permits, according to the shareholder’s choice;
•

approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

•

advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

•	our bylaws can be changed in accordance with applicable French laws and regulations;
•

the crossing of certain thresholds has to be disclosed and can impose certain obligations; see the sections below titled “Rights, Preferences and Restrictions Attaching to Ordinary Shares (Articles 11, 12, 32, 40 and 41 of the Bylaws)—Requirements for Holdings Exceeding Certain Percentages” and “Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)”;

•	transfers of shares shall comply with applicable insider trading rules and regulations, and in particular with the Market Abuse Directive and Regulation dated April 16, 2014; and
•

pursuant to French law, the sections of the bylaws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by two-thirds of the votes of our shareholders present, represented by a proxy or voting by mail at the meeting.

Declaration of Crossing of Ownership Thresholds (Article 11 of the Bylaws)

Set forth below is a summary of certain provisions of the French Commercial Code applicable to us. This summary is not intended to be a complete description of applicable rules under French law.

Any individual or legal entity referred to in Articles L. 233-7, L. 233-9 and L. 223-10 of the French Commercial Code coming to directly or indirectly own, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater or equal to 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95% shall inform us as well as the French Financial Markets Authority (AMF) of the total number of shares and voting rights and of securities giving access to the capital or voting rights that it owns immediately or over time within a period of four trading days from the crossing of the said holding thresholds.

This obligation applies when crossing each of the above-mentioned thresholds in a downward direction.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared, such shares shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code.

In addition, any shareholder crossing, alone or acting in concert, the 10%, 15%, 20% or 25% threshold shall file a declaration with the AMF pursuant to which it shall expose its intention over the following 6 months, including notably whether it intends to continue acquiring shares of the company, it intends to acquire control over the company, its intended strategy for the company.

Further, and subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 30% threshold shall file a mandatory public tender offer with the AMF. Also, any shareholder holding directly or indirectly a number between 30% and 50% of the capital or voting rights and who, in less than 12 consecutive months, increases his/her/its holding of capital or voting rights by at least 1% company’s capital or voting rights, shall file a mandatory public tender offer.

Pursuant to the provisions of Article 11 of our bylaws, such individual or legal entity acquiring directly or indirectly, alone or in concert, a number of shares representing a fraction of our capital or voting rights greater than or equal to 2% or a multiple of this percentage, must inform us of the total number of shares and voting rights and securities giving access to capital and voting rights it owns immediately or subsequently within a period of four trading days from the crossing of the said holding thresholds.

The individual or company required to provide the above information shall inform us of the objectives it intends pursuing during the next 12 months when the thresholds are crossed, either upwards or downwards, of a tenth, fifth or third of the capital or voting rights. This declaration specifies whether the purchaser is acting alone or in concert, if it intends stopping its purchases or sales or continuing them, or whether it intends acquiring or transferring control of our company, requesting its nomination or that of one or more other persons, or its registration, as a director of the Board of directors.

In case of failure to declare shares or voting rights exceeding the fraction that should have been declared in accordance with the provisions of Article 11 of our bylaws, such share shall be deprived of voting rights at General Meetings of Shareholders for any meeting that would be held until the expiry of a period of two years from the date of regularization of the notification in accordance with Article L. 233-14 of the French Commercial Code, if the failure to make the declaration was recorded and if one or more shareholders holding at least 5% of the capital request it, their request being recorded in the minutes of the General Meeting.

Changes in Share Capital

Increases in Share Capital (Article 7 of the Bylaws).    Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•	issuing additional shares;
•	increasing the par value of existing shares;
•	creating a new class of equity securities; and
•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash;
•	in consideration for assets contributed in kind;
•	through an exchange offer;

•	by conversion of previously issued debt instruments;
•	by capitalization of profits, reserves or share premium; and
•	subject to certain conditions, by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital.    Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right.    According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe pro rata based on the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering. Pursuant to legislation that went into effect on October 1, 2016, the preferential subscription rights will be transferable during a period starting two days prior to the opening of the subscription period and ending two days prior to the closing of the subscription period.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two-thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares (Articles 9 and 10 of the Bylaws)

Form of Shares.    The shares are in registered form, until their full payment. When they are fully paid up, they may be in registered form or bearer, at the option of the shareholders.

Further, in accordance with applicable laws, we may request at any time from the central depository responsible for holding our shares, the information referred to in Article L. 228-2 of the French Commercial Code. Thus, we are, in particular and at any time, entitled to request the name and year of birth or, in the case of a legal entity, the name and the year of incorporation, nationality and address of holders of securities conferring immediate or long-term voting rights at its general meetings of shareholders and the amount of securities owned by each of them and, where applicable, the restrictions that the securities could be affected by.

Holding of Shares.    In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares issued are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Ownership of Shares by Non-French Persons.    Neither the French Commercial Code nor our bylaws limit the right of non-French residents or non-French shareholders to own or, where applicable, to vote our securities. However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our share capital or voting rights or cross of such 10% threshold. Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications, etc.

Assignment and Transfer of Shares.    Shares are freely negotiable, subject to applicable legal and regulatory provisions. French law notably provides for standstill obligations and prohibition of insider trading.

Forum Selection Provision (Article 44 of the Bylaws)

Our bylaws also include a provision that applies to actions between shareholders and us and between shareholders themselves that are predicated on French corporate law. The competent court is the Commercial Court of Lille. This provision does not apply to actions arising under U.S. federal securities laws. In addition, it is possible that a court could find this provision in our bylaws inapplicable or unenforceable.

Differences in Corporate Law

We are a société anonyme, or S.A., incorporated under the laws of France. The laws applicable to French sociétés anonymes differ from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	FRANCE	DELAWARE
Number of Directors

Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the bylaws. In addition, the composition of the board of directors endeavors to seek a balanced representation of women and men. Since January 1, 2017, the number of directors of each gender may not be less than 40%. Any appointment made in violation of this limit that is not remedied as well as the deliberations taken by the director irregularly appointed will be null and void. The directors are appointed at the shareholders’ general meetings.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

	FRANCE	DELAWARE
Director Qualifications

Under French law, a corporation may prescribe qualifications for directors under its bylaws. In addition, under French law, members of a board of directors of a corporation may be legal entities (with the exception of the Chairman of the board of directors), and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.

Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.
Removal of Directors

Under French law, directors may be removed from office, with or without cause, at any shareholders’ general meeting without notice or justification, by a simple majority vote of the shareholders present and voting at the meeting in person or by proxy.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

Under French law, vacancies on the board of directors resulting from death, resignation or removal, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the shareholders by the next shareholders’ general meeting.

Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting

Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the end of the relevant fiscal year unless such period is extended by court order.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under French law, general meetings of the shareholders may be called by the board of directors or, failing which, by the statutory auditors, or by a court appointed agent (mandataire ad hoc) or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	FRANCE	DELAWARE
Notice of General Meetings

A meeting announcement is published in the French Bulletin of Mandatory Legal Notices (BALO) at least 35 days prior to a meeting and made available on the website of the company at least 21 days prior to the meeting. Subject to special legal provisions,  the meeting notice is sent out at least fifteen days prior to the date of the meeting, by means of a notice inserted both in a newspaper for legal notices (journal d’annonces légales) of the registered office department and in the BALO. Further, shareholders holding registered shares for at least a month at the time latest insertions of the notices shall be summoned individually, by regular letter (or by registered letter if they request it and include an advance of expenses) sent to their last known address. This notice to registered shareholders may also be transmitted by electronic means of telecommunication, in place of any such mailing, to any shareholder requesting it beforehand by registered letter with acknowledgment of receipt in accordance with legal and regulatory requirements, specifying his e-mail address. When the shareholders’ meeting cannot deliberate due to lack of required quorum, the second meeting must be called at least ten calendar days in advance in the same manner as used for the first notice.

The notice shall specify the name of the company, its legal form, share capital, registered office address, registration number with the French Registry of Commerce and Companies (registre du commerce et des sociétés), the place, date, hour and agenda of the meeting and its nature (ordinary and/or extraordinary meeting). The convening notice must also indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	FRANCE	DELAWARE
Proxy

Each shareholder has the right to attend the meetings and participate in the discussions (1) personally, or (2) by granting proxy to his/her spouse, his/her partner with whom he/she has entered into a civil union or to another shareholder or to any individual or legal entity of his choosing; or (3) by sending a proxy to the company without indication of the mandate, or (4) by voting by correspondence, or (5) by videoconference or another means of telecommunication in accordance with applicable laws that allow identification. The proxy is only valid for a single meeting or for successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, and the other extraordinary, held on the same day or within a period of fifteen days.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Shareholder Action by Written Consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.

Under Delaware law, a corporation’s certificate of incorporation (1) may permit stockholders to act by written consent if such action is signed by all stockholders, (2) may permit stockholders to act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting or (3) may prohibit actions by written consent.

	FRANCE	DELAWARE
Preemptive Rights

Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata his/her share ownership unless such rights are waived by a two-thirds majority of the votes held by the shareholders present at the extraordinary general meeting deciding or authorizing the capital increase, voting in person or represented by proxy or voting by mail. In case such rights have not been waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential subscription rights. Preferential subscription rights may only be exercised during the subscription period. In accordance with French law, the exercise period cannot be less than five trading days in duration. Preferential subscription rights are transferable during the subscription period, but starting two business days prior to the start of the subscription period and ending two business days prior to its closing.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits” (bénéfices distribuables) plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” (bénéfices distribuables) consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their ordinary shares for their subscription that the shareholders decide to make available for distribution.

Except in case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the bylaws.

Under Delaware law, dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

FRANCE	DELAWARE

	FRANCE	DELAWARE
Repurchase of Ordinary Shares

Under French law, a corporation may acquire its own ordinary shares. Such acquisition may be challenged on the ground of market abuse regulations. However, the

Market Abuse Regulation 596/2014 of April 16, 2014 (MAR) provides for safe harbor exemptions when the acquisition is made for the following purposes:

•to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction, in which case, the shares repurchased must be cancelled within one month from the expiry of the purchase offer;

•with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; not to exceed 10% of the share capital, in which case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

•to meet obligations arising from debt securities, that are exchangeable into equity instruments.

All other purposes, and especially share buy-backs for external growth operations by virtue of Article L. 225-209 of the French Commercial Code, while not forbidden, must be pursued in strict compliance of market manipulations and insider dealing rules.

Under the MAR and in accordance with the General Regulations of the AMF, a corporation shall report to the competent authority of the trading venue on which the shares have been admitted to trading or are traded, no later than by the end of the seventh daily market session following the date of the execution of the transaction, all the transactions relating to the buy-back program, in a detailed form and in an aggregated form.

No such repurchase of ordinary shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

Liability of Directors and Officers

Under French law, the bylaws may not include any provisions limiting the liability of directors. Civil liabilities of the directors may be sought for (1) an infringement of laws and regulations applicable to a company, (2) breach of the bylaws and (3) management failure.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•any breach of the director’s duty of loyalty to the corporation or its stockholders;

•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•any transaction from which the director derives an improper personal benefit.

Voting Rights

French law provides that, unless otherwise provided in the bylaws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder. As from April 2016, double voting rights are automatically granted to the shares held in registered form for more than two years, unless provided otherwise in the bylaws.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	FRANCE	DELAWARE
Shareholder Vote on Certain Transactions

Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires:

•the approval of the board of directors; and

•approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant shareholders’ meeting or, in the case of a merger with a non-EU company, approval of all shareholders of the corporation (by exception, the extraordinary general meeting of the acquiring company may delegate to the Board of Directors authority to decide a merger-absorption or to determine the terms and conditions of the merger plan).

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•the approval of the board of directors; and

•approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

	FRANCE	DELAWARE
Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•shares of stock of the surviving corporation;

•shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors

French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis and they cannot make any decision against a corporation’s corporate interest (intérêt social). In addition, directors shall take into account social and environmental implications of the Company’s business.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

	FRANCE	DELAWARE
Shareholder Suits

French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s corporate interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and legal fees relating to such action may be borne by the relevant shareholder or the group of shareholders.

The plaintiff must remain a shareholder through the duration of the legal action.

There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation.

A shareholder may alternatively or

cumulatively bring individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation

Under French law, corporations are not required to file a certificate of incorporation with the French Registry of Commerce and Companies (registre du commerce et des sociétés) and only have bylaws (statuts) as organizational documents.

Under Delaware law, generally a corporation may amend its certificate of incorporation if:

•its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability; and

•the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the corporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the corporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of Bylaws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the bylaws.

Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

Listing

Our ordinary shares are currently listed on Euronext Paris under the symbol “GNFT.”

Transfer Agent and Registrar

BNP Paribas Securities Services is our transfer agent and registrar and currently maintains our share register for our ordinary shares.

II.AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, or ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with BNP Paribas Securities Services, as custodian for the depositary in France. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

An investor may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in the investor’s name, or (ii) by having uncertificated ADSs registered in the investor’s name, or (B) indirectly by holding a security entitlement in ADSs through the investor’s broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If an investor holds ADSs directly, he or she is a registered ADS holder, or an ADS holder. The description below assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and the ADS holders sets out the ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. A copy of the deposit agreement is incorporated by reference as an exhibit to this annual report.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.  We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Ordinary Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional ordinary shares.  If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse unexercised. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited ordinary share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of France and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that

•	we wish to receive a discretionary proxy;
•	as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to the particular question; and
•	the particular question would not be materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

A double voting right is attached to each registered share which is held in the name of the same shareholder for at least two years. However, the ordinary shares underlying our ADSs will not be entitled to double voting rights as the depositary will hold the shares underlying our ADSs in bearer form.

Holders of ADSs who wish to obtain double voting rights will need to surrender their ADSs at the depositary’s office. The depositary will in turn deliver the ordinary shares underlying such ADSs to you, and you must then inscribe those shares directly in registered form within the books of our transfer agent and registrar for the ordinary shares for two consecutive years in order to be entitled to double voting rights.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the persons depositing or withdrawing ordinary shares or holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

•Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	•Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	•Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	•Depositary services
Registration or transfer fees	•Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	•Cable and facsimile transmissions (when expressly provided in the deposit agreement) •Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	•As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	•As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes. Your obligation to pay taxes and indemnify us and the depository against any tax claims will survive the transfer or surrender of your ADSs, the withdrawal of the deposited ordinary shares as well as the termination of the deposit agreement.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;
•	we appear to be insolvent or enter insolvency proceedings
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;.
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Each holder of ADSs may be required from time to time to provide certain information, including proof of taxpayer status, residence and beneficial ownership (as applicable), from time to time and in a timely manner as we, the depositary or the custodian may deem necessary or proper to fulfill obligations under applicable law.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed by agreeing to the terms of the deposit agreement to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.